Accountants' Consent


    The Board of Directors
    KLS Enviro Resources, Inc.

    We consent to incorporation by reference in this registration statement on Form S-8 of KLS Enviro Resources, Inc. of our report dated January 7, 1998 relating to the consolidated balance sheet of KLS Enviro Resources, Inc. and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the September 30, 1997 Annual Report on Form 10-KSB of KLS Enviro Resources, Inc.


                                          KPMG Peat Marwick LLP


    Salt Lake City, Utah
    June 25, 1998